UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Jos. A. Bank Clothiers, Inc.

(Name of the Registrant as Specified In Its Charter)

EMINENCE CAPITAL, LLC

EMINENCE GP, LLC

RICKY C. SANDLER

BRUCE J. KLATSKY

NORMAN S. MATTHEWS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Certain Information Regarding the Participants

In connection with its solicitation of proxies for the 2014 Annual Meeting of Jos. A. Bank Clothiers, Inc. (“JOSB”), Eminence Capital, LLC intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC. Investors and security holders are urged to read the preliminary proxy statement in its entirety and the definitive proxy statement and other relevant documents when they become available, because they will contain important information regarding the proxy solicitation. The preliminary and definitive proxy statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in any such proxy solicitation: Eminence Capital, LLC, Eminence GP, LLC, Ricky C. Sandler, Bruce J. Klatsky and Norman S. Matthews. Investors and security holders of JOSB can obtain additional information regarding the direct and indirect interests of the participants by reading the proxy statement when it becomes available.

As of the date of this filing Eminence Capital, LLC, may be deemed to be the beneficial owner of 1,371,756 shares of common stock of JOSB and 4,684,200 shares of common stock of The Men’s Wearhouse, Inc. (“MW”). Eminence GP, LLC may be deemed to be the beneficial owner of 1,261,974 shares of common stock of JOSB and 4,278,845 shares of common stock of MW, and Mr. Sandler may be deemed to be the beneficial owner of 1,371,756 shares of common stock of JOSB and 4,684,200 shares of common stock of MW. Eminence Capital, LLC is the investment manager of the Eminence funds and the investment advisor to a separately managed account. Eminence GP, LLC is the general partner of certain affiliates of Eminence Capital, LLC. Mr. Sandler is the Chief Executive Officer of Eminence Capital, LLC and the Managing Member of Eminence GP, LLC.

For Immediate Release

EMINENCE CAPITAL SENDS LETTER TO BOARD OF JOS. A. BANK CLOTHIERS, INC.

Calls Eddie Bauer Acquisition A Poor Strategic Fit Designed To Protect

Management’s Jobs and Paychecks

NEW YORK, NY (FEBRUARY 18, 2014) – Eminence Capital, LLC, which owns 4.9 percent of the common stock of Jos. A. Bank Clothiers (NASDAQ: JOSB), today sent the following letter to the Board of Directors regarding their announced acquisition of Eddie Bauer.

February 18, 2014

Dear Jos. A. Bank Clothiers, Inc. Board of Directors:

With the announcement of an agreement to acquire Eddie Bauer you have confirmed the suspicions we feared most and laid out in our recent lawsuit: the management team and board of Jos. A. Bank are willing to engage in desperate tactics in an effort to protect their jobs and paychecks in blatant disregard for the best interests of shareholders.

We write this letter as a 4.9 percent shareholder with ownership of more than 1.37 million shares reflecting an economic interest very much in contrast to the Board. Collectively the entire seven member board of Jos. A. Bank owns approximately 269,000 shares, representing ownership of less than 1 percent of the company. Perhaps it is this lack of alignment with shareholders that explains your strategy to date of entrenchment rather than one of maximizing shareholder value.

We firmly believe that the acquisition of Eddie Bauer for nearly $900 million (inclusive of fees and expenses) is a poor strategic decision for Jos. A. Bank at a price that is in our view excessive and almost surely destroys shareholder value. This “bet the company” strategy on Eddie Bauer – a company which we believe offers minimal product or customer overlap and effectively no credible synergies – defies industrial logic in our opinion. More than 40 percent of Eddie Bauer’s sales are to women and virtually all of its products are outside of Jos. A. Bank’s core men’s tailored clothing segment. Additionally, through this acquisition the company will enter more discretionary and fashion oriented categories in retail apparel, thereby significantly increasing the company’s risk profile. You have agreed to pay what amounts to 14x trailing EBITDA and 19x trailing EBIT (a near 100 percent premium to Jos. A. Bank’s own unaffected trading multiple)¹ for a company that offers little strategic benefit and was bankrupt less than four years ago. We calculate that this transaction is dilutive to the company’s trailing earnings per share exclusive of synergies, a troubling fact given the low current financing rates.

The company has issued what we frankly believe is suspect and misleading financial guidance in an effort to justify its actions. Pro forma EBITDA for 2013 for the combined Jos. A. Bank / Eddie Bauer is approximately $200 million², yet company projections for 2015 earnings are based on a combined EBITDA of $330 million. That amounts to a $130 million improvement despite only receiving a $25 million benefit from purported synergies. The Jos. A. Bank Board is essentially asking shareholders to close our eyes and trust this miraculous EBITDA improvement of more than 50 percent, despite lacking any credible basis in our opinion. Underlining our skepticism are the historical facts, starting with the fact that reported EBITDA is essentially flat over the past four years and concluding with Jos. A. Bank’s recent announcement of yet another disappointing quarter.

Finally, the announced transaction has two other features that in our view are destined to destroy shareholder value even further. If the Eddie Bauer transaction proceeds, Jos. A. Bank will issue 4.7 million shares of stock to Golden Gate at $56 per share only to repurchase nearly the same number of shares from the market at $65 per share, directly destroying more than $40 million of value. How is this consistent with the Board’s fiduciary duty to maximize shareholder value? Alternatively, if a “superior proposal” is received, you have agreed to give Golden Gate Capital a $50 million break-up fee (a very high 6 percent fee), money that might directly come out of shareholders pockets. Quite a good deal for Golden Gate’s investors, and an exceptionally poor outcome for Jos. A. Bank shareholders.

Your actions and behavior surrounding the offer made by The Men’s Wearhouse and subsequent decision to enter into an agreement to purchase a completely unrelated business like Eddie Bauer demonstrate to us and the rest of your shareholders a total and complete disregard for your principal role: serving as a steward for shareholders in maximizing value. Not only have you turned your back on an acquirer prepared to pay a substantial premium for the company but you plan to deploy significant and valuable company resources into a troubling and risky sector of the retail and apparel industry in which you have absolutely no experience. In our view these decisions defy any sense of sound business judgment. To us, they appear designed for the sole purpose of keeping this management team and board employed.

Make no mistake about it – we intend to hold the Board accountable for its actions both through the upcoming proxy vote and through direct actions in court.

Best regards,

Eminence Capital, LLC

/s/ Ricky C. Sandler

Ricky C. Sandler

Chief Executive Officer

Sources:

1.	Capital IQ, Jos. A. Bank Investor Presentation dated February 14th, 2014, 10-Q for the period ending August 3rd, 2013
2.	Jos. A. Bank Investor Presentation dated February 14th, 2014

Additional Information Regarding the Proxy Solicitation

In connection with its solicitation of proxies for the 2014 Annual Meeting of Jos. A. Bank Clothiers, Inc. (“JOSB”), Eminence Capital, LLC intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC. Investors and security holders are urged to read the preliminary proxy statement in its entirety and the definitive proxy statement and other relevant documents when they become available, because they will contain important information regarding the proxy solicitation. The preliminary and definitive proxy statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in any such proxy solicitation: Eminence Capital, LLC, Eminence GP, LLC, Ricky C. Sandler, Bruce J. Klatsky and Norman S. Matthews. Investors and security holders of JOSB can obtain additional information regarding the direct and indirect interests of the participants by reading the materials to be filed today under cover of Schedule 14A with the SEC.

About Eminence Capital, LLC

Eminence Capital, LLC is an asset management firm founded in 1998 that currently manages approximately $4.9 billion on behalf of institutions and individuals. The firm employs a bottom-up, research-driven investment strategy that utilizes a combination of industry research, rigorous financial analysis and dialog with company management to execute its investment process.

For More Information Contact:

Scott Tagliarino/Samantha Leon

ASC Advisors LLC

(203) 992-1230